EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Dave Staples, CFO	Media Contact:	Karen Aylsworth
	(616) 878-8319		(616) 878-8339

Spartan Stores Inc. Approves Stock Repurchase Program

GRAND RAPIDS, Michigan--September 12, 2000--Spartan Stores, Inc. (Nasdaq: SPTN) today announced that it has been authorized by its board of directors to purchase up to $5 million of the corporation's common stock over the next 12 months. Spartan Stores anticipates that these shares will be purchased by the corporation in a program of open market and privately negotiated purchases, and that they will be reserved for later reissue in connection with the corporation's employee benefit plans, possible acquisitions and other general corporate purposes. The company expects to commence the buy back program, depending on market conditions, following the release of its second quarter earnings on or about October 11, 2000. Currently, there are 20,034,119 shares of common stock outstanding.

James B. Meyer, Chairman of the Board, President and Chief Executive Officer of Spartan Stores stated, "Under the current conditions, we believe that purchasing our stock will be a very prudent use of our funds. We believe that our stock represents an exceptional value at the current price levels and we expect to buy back shares until the market begins to better reflect Spartan Stores value and future growth prospects."

Based in Grand Rapids, Mich., Spartan Stores owns and operates 119 supermarkets and drugstores in Michigan and Ohio under the Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Markets, and Pharm banners. The company also serves 400 independent grocery stores and 9,600 convenience stores as a wholesale distributor.

This press release contains forward-looking statements that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statement. Internal and external factors that might cause such a difference include, but are not limited to competitive pressures among food retail and distribution companies, changes in the interest rate environment and general economic and market conditions.